Introduction - Nick
Good morning everyone. I am Nick Lee, Secretary of the Board of Telestone Technologies. Welcome to our third quarter 2008 earnings conference call. For your information, an audio playback of this call will be available, and the details for the replay on are the press release which was released earlier.

Before I continue, I would like to introduce the members of the senior management team joining me on the call today. They are Mr. Han Daqing, Chief Executive Officer, Mr. Liu Dongping., Chief Financial Officer and the Assistant Secretary of the Board, Mo Lu.

Before I go into this morning’s agenda, I want to remind everyone of the Company’s Safe Harbor Policy: “Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.”

For today’s agenda, we will be presenting the highlights and results from the third quarter and nine months ended September 30, 2008, followed by a Q&A session during which Mr. Han, Mr. Liu and I will answer any questions that you have. Please note that translation may be required for the Q&A session so please try to keep your questions concise.

I would now like to turn the call over to Mr. Han, the CEO of Telestone for some opening comments. Mr. Han?

Opening Remarks - CEO Han Daqing
Hello and welcome to our third quarter earnings conference call. I am very glad to announce our third quarter financial results at this conference call.

Overall, for nine months ended September 30, 2008, our revenue and net income are flat when compared to that of 2007. During the second and third quarter, China Unicom, China Telecom and China Netcom postponed their network expenditures due to Chinese government’s announcement of the restructuring plan for Chinese telecommunication operators. What is more, because of the Beijing Olympic Games holding in Beijing, all the projects in Beijing, Shanghai, Tianjin and Qingdao were all ceased for more than two months during the third quarter. These two events affected us negatively, especially in the third quarter. However, for nine months ended September 30, 2008, our revenue and net income are still flat when compared to that of 2007. We believe, with the consideration of the restructuring under way and the promotion plan for Telestone’s new products, our revenues and profits in the year 2008 will continue to improve and eventually eclipse fiscal year 2007’s revenue.

Thank you, and for a more in depth review of our results, I would like to turn the call to Miss Mo Lu.

Highlights from the Quarter - Assistant Secretary of the Board
Thank you. I would now like to cover some of the highlights from the past quarter.

As noted by our CEO, we were affected negatively by the postponed network expenditure of Chinese Telecom operators and Beijing Olympic Games in the third quarter, however, our revenue and net income for nine months ended September 30th 2008 are flat when compared to that of 2007. Because of the mentioned reason, for the third quarter, there is a slight decrease revenue of 9.6% to $8.4 million, when compared with $9.3 million of the period in 2007. During the third quarter, we continued to promote our new products and also effectively executed on the key growth strategies of customers relationships maintaining, international expansion and the continued R&D of our increasingly diversified industry-leading products.

Within China, we are continuing to see the strong adaptation of our solutions. China Mobile and China Unicom continue to be two of our principal customers, and together their business comprised 93.72% of our revenues for the third quarter of 2008. Our revenue from China Unicom experienced a strong expansion of 70.30% compared with that of last year. One of the significant increase reasons is that Telestone successfully won the bid from China Unicom’s central purchase, in the amount of approximately $400 million. The revenues from other operators decreased due to their postponed network expenditures in the third quarter during China Telecom Restructuring period, and Beijing Olympic Games holding. However, considering our good relationship with these customers, the upcoming completion of the Restructuring, and launch of the 3G wireless network, we believe that Telestone’s full year revenues and net income from these customers will continue to grow compared with that of 2007.

Looking to international marketing, our business has expanded into more than nineteen countries throughout the world, including the U.S., Vietnam, Mexico, Brazil, Russia, India, The Philippines, Thailand, Ireland, Ecuador, South Africa, Turkey, Indonesia and New Zealand. Revenues generated from overseas were $106,000, a decrease of 19.1% compared to the third quarter of 2007. The decreased revenue from Overseas market is because of the following three factors: (1) the economic crisis of Vietnam greatly affected the overseas revenue from Vietnam market which was the most important part of the overseas revenue; (2) Product price is decreased because of the fierce competition among equipment suppliers ;(3) The business expansion of WFDS is still in the marketing exploratory stage. From the second quarter of 2008, we started to promote WFDS extensively in the overseas markets and we received lots of positive response from our customers, especially the customers in South America, Southeast Asia, The Middle East and Commonwealth of Independent States. However, it will take around six months from marketing promotion to the benefits generation. It is expected that we will get the purchase order from South America around December. From the beginning of 2009, the benefits will gain from customers from Southeast Asia, the Middle East and Commonwealth of Independent States. We believe there will be a significant increase of the revenue of 2009 compared with that of 2008.

To meet the demand of our increasingly diverse customer base, R&D also remains an important part of our business plan. During the third quarter, our Research and Development is focusing primarily on Wireless Fiber Distribution and Solution (“WFDS”). We have also directed some of our research and development efforts towards investing in wireless telecommunications research and development, primarily TD-SCDMA related technologies and applications. We expect these research activities will enhance our technologies, reduce the cost of existing products and create future revenue through the launch of new 3G products.

Financial Summary
I would now like to briefly provide some additional color behind the financial results - unless mentioned otherwise all items will be stated in US dollars. I will be discussing the numbers and primary reasons behind the company’s various sources of revenue and expenses specifically, as well as net income. Additional details can be found in tables towards the end of the press release.

Telestone reported quarterly revenue of US $8.4 million, down 9.6% compared to US $9.3 million in Q3 2007. One of the reasons for this revenue decrease, as we have mentioned, is the reduced network expenditure of China Unicom, China Telecom and China Netcom during the Restructuring period. The other reason is that the Beijing Olympic Games was held in Beijing, Shanghai, Tianjin and Qingdao. In this connection, the projects in theses four cities were all ceased for more than two months during the third quarter. Usually, these cities contributed a lot to our revenues. We believe that, with the expected completion of the Restructuring and launch of the 3G wireless network, Chinese carriers’ total capital investment in year 2008 will continue to increase over that of 2007.

As far as the various sources of revenue are concerned, revenue from equipment sales for the quarter was $5.8 million, a decrease of 21.1% from the previous year, and service income for the quarter was $2.6 million, representing an increase of 33.4%.

Revenue generated from overseas was $106,000, a decrease of 19.1% compared to the third quarter of 2007. As we mentioned earlier, the economic crisis in Vietnam, and WFDS in the marketing promoting stage were the primary causes of this decline, but we expect these revenues to return in the third or fourth quarter.

The gross margin for the third quarter was 46.9%, a slight decrease compared to 50.5% in third quarter of 2007. Gross profit decreased by 15.1% to US $3.9 million from US $4.6 million in Q3 2007. Our gross profit decrease during the reporting period is attributable to the same factors as the decrease in revenue.

Turning to expenses for the period - our total operating expenses decreased to 2.2 million dollars, compared to 2.3 million a year ago, a decrease of 5.6%. The total operating expenses can be broken down as follows:

The cost of our equipment and services decreased from 4.7 million to 4.5 million for the third quarter. The decrease of costs of product sales is mainly the result of the higher prices and gross margins of new products.

We will continue to execute our strategies to reduce costs associated with product sales, including reducing our purchase costs through large scale procurement, decreasing the use of raw materials through optimization of our system design, regularly improving our system integration technologies, and optimizing our supply chain to receive better terms from suppliers. We expect these efforts will slow the pressure of rising costs and improve our margins even more.

Sales and marketing expenses stayed at virtually the same level as those of the same quarter last year.

General and administrative expenses decreased marginally to $571,000 compared to $713,000 in 2007. We made significant investment to become compliant with Section 404 of the Sarbanes-Oxley Act of 2002, and this has begun to show some returns as our internal control process is optimized and our work is more efficient. This contributed to our G&A expenses being maintained at almost the same level as the same period of 2007.

Our R&D expenses have a significant increase year-over-year. For the third quarter, research and development expenses were $208,000, accounting for 2.47% of total revenues, as compared to $165,000, or 1.77% of total revenues. Research and development expenses for three months ended September 20, 2008 increased by 26.06% compared to the same period of 2007. The increased expense in Research and Development is the result of continuous spending on the research of WFDS-TM which is the Customer Premises Network and able to support all of the telecom networks.

Finally, net income for the third quarter rose compared to last year to $1.1 million, down from $1.9 million in the third quarter of 2007. The net income decrease is mainly due to the decrease in revenue and increase in interest expenses. The interest expenses went up with the increase in loan. We obtained the loan in late September of 2007. Therefore, the interest expense is much more in the third quarter of 2008 than that of the same period 2007. The diluted earnings per share were $0.11.

Future Results

In terms of our outlook for the future, as we mentioned in early July, in light of the Restructuring currently under way and the promotion plan for Telestone's new products, the Company believes that its 2008 full year revenues and net income will grow by at least 20% compared with that of 2007. With the Restructuring expected to be complete in 2009, Chinese telecom operators are expected to increase their capital expenditures in indoor coverage networks and the Company therefore anticipates 2009 revenue to increase around 100% from that of 2008.

I would now like to open up the call for Q&A. As translation will be necessary, please ask only one question at a time to avoid confusion. Operator?